Exhibit 10.3

NOBLE ENERGY, INC.
AMENDED AND RESTATED
2020 CHANGE OF CONTROL SEVERANCE PLAN FOR EXECUTIVES
THIS AMENDED AND RESTATED 2020 CHANGE OF CONTROL SEVERANCE PLAN FOR EXECUTIVES, made and executed at Houston, Texas, by Noble Energy, Inc., a Delaware corporation (the “Company”).
WITNESSETH THAT:
WHEREAS, the Company maintains the Noble Energy, Inc. 2020 Change of Control Severance Plan for Executives, effective as of April 27, 2020 (the “Prior Plan”), to provide for the payment of severance benefits to certain executives of the Company and its participating affiliates whose employment with the Company or such an affiliate terminates under certain circumstances following a Change of Control of the Company;
WHEREAS, Section 4.5 of the Prior Plan provides that the Prior Plan may be amended by resolution adopted by the Board, provided that no such amendment that would adversely affect the benefits or protections provided under the Prior Plan to any individual who is a Covered Employee on the date the amendment is adopted shall be effective as it relates to such individual unless no Change of Control occurs within one year after such adoption; and
WHEREAS, the Company now desires to amend, restate and rename the Prior Plan and has determined that such action to amend, restate and rename would not adversely affect the benefits or protections provided under the Prior Plan to any individual who is a Covered Employee on the Effective Date (as defined below) such that the action to amend, restate and rename shall be effective regardless of whether a Change of Control occurs within one year after the Effective Date.
NOW, THEREFORE, in consideration of the premises, the Prior Plan is hereby amended and restated in its entirety and renamed as the Noble Energy, Inc. Amended and Restated 2020 Change of Control Severance Plan for Executives, effective as of July 19, 2020, to read as follows:
ARTICLE I .
DEFINITIONS
1.1    Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.
(a)“Administrator” shall mean the Chief Executive Officer or his or her designee.
(b)“Affiliated Company” shall mean any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Code section 414(b) or Code section 414(c); provided, however, that (i) in applying Code section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code section 414(b), the

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phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code section 1563(a)(1), (2), and (3), and (ii) in applying Treas. Reg. section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 50 percent” appears in Treas. Reg. section 1.414(c)-2.
(c)“Annual Cash Compensation” shall mean, with respect to a Covered Employee, such Covered Employee’s highest annualized salary during the period beginning immediately prior to the date on which a Change of Control occurs and ending on the date of such Covered Employee’s Qualifying Termination, plus the greater of (1) such Covered Employee’s annual target bonus for the then-current annual bonus period, or (2) the average annual bonus paid or payable by the Employer to such Covered Employee for the three (3)-year period immediately preceding the date of such Change of Control (or, if such Covered Employee has not been employed for all of such three (3)-year period, for the number of years in which such Covered Employee has been employed by the Employer, with such number of years of employment being annualized for any partial years), provided that, for a Covered Employee who has not been employed for all of such three (3)-year period, the amount of the annual bonus, if any, paid to such Covered Employee in respect of such Covered Employee’s year of hire shall be annualized for this purpose. Annual Cash Compensation shall be determined prior to the impact of any temporary reduction in annualized salary or annual target bonus imposed on the Covered Employee in connection with an across the board reduction in annualized salaries and/or target bonus amounts of similarly-situated employees of the Company.
(d)“Applicable Factor” shall mean the factor specified as applicable to the Chief Executive Officer, a Senior Executive and a Key Executive, respectively, on the attached Schedule A.
(e)“Board” shall mean the Board of Directors of the Company.
(f)“Cause” shall mean, with respect to a Covered Employee, “Cause” as set forth in any employment, severance or other individual agreement with a Covered Employee or, if no such agreement exists, shall mean a determination by the Employer that the Covered Employee has engaged in any action or omission that:
(1)constitutes gross negligence or willful misconduct in the performance of the Covered Employee’s duties with respect to the Employer or an Affiliated Company;
(2)constitutes a material breach of any provision of the Covered Employee’s Participation Agreement or any other agreement between the Covered Employee and the Employer;

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(3)constitutes an act of theft, fraud, embezzlement, misappropriation, or willful breach of a fiduciary duty with respect to the Employer of an Affiliated Company; or
(4)results in the Covered Employee’s conviction of, plea of no contest to, or receipt of adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude, or any felony (or a crime of similar import in a foreign jurisdiction).
(g)A “Change of Control” shall be deemed to have occurred if:
(1)individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least fifty-‑one percent (51%) of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board;
(2)the consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own outstanding voting securities representing at least fifty-one percent (51%) of the combined voting power entitled to vote generally in the election of directors (“Voting Securities”) of the reorganized, merged or consolidated company;
(3)the stockholders of the Company shall approve a liquidation or dissolution of the Company or a sale of all or substantially all of the stock or assets of the Company; or
(4)any “person,” as that term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its subsidiaries, or any entity organized, appointed or established by the Company for or pursuant to the terms of such a plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person (as well as any “Person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate twenty-five percent (25%) or more of either the then outstanding shares of common stock of the Company (“Common Stock”) or the Voting Securities of the Company, in either such case other than solely as a result of acquisitions of such securities directly from the Company. Without limiting the foregoing, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, or to direct the voting of,

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or to dispose, or to direct the disposition of, Common Stock or other Voting Securities of the Company shall be deemed the beneficial owner of such Common Stock or Voting Securities.
Notwithstanding the foregoing, a “Change of Control” of the Company shall not be deemed to have occurred for purposes of paragraph (4) of this Section 1.1(g) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities of the Company outstanding, increases (i) the proportionate number of shares of Common Stock beneficially owned by any person to twenty-five percent (25%) or more of the shares of Common Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities of the Company beneficially owned by any person to twenty-five percent (25%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (i) or (ii) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities of the Company (other than a result of a stock split, stock dividend or similar transaction), then a Change of Control of the Company shall be deemed to have occurred for purposes of paragraph (4) of this Section 1.1(g)
(h)“Chief Executive Officer” shall mean the individual who is the Chief Executive Officer of the Company.
(i)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(j)“Company” shall mean Noble Energy, Inc., a Delaware corporation.
(k)“Covered Employee” shall mean an individual who is the Chief Executive Officer, a Senior Executive or a Key Executive, excluding, however, any individual who is a party to an individual written change of control agreement with the Employer providing severance payments upon such individual’s termination of employment with the Employer.
(l)“Disability” shall mean a medically determinable physical or mental impairment for which the Covered Employee is eligible to receive disability income benefits as defined under a long-term disability insurance plan maintained by the Company.
(m)“Effective Date” shall mean July 19, 2020.
(n)“Employer” shall include the Company, Noble Energy Services, Inc. and each other entity or organization that adopts the Plan in accordance with the provisions of Section 4.4 of the Plan and their successors.
(o)“Good Reason” shall mean, with respect to a Covered Employee, “Good Reason” or similar term as set forth in any employment, severance or other individual agreement with the Covered Employee or, if no such agreement exists, shall mean any of the following actions if taken by the Employer with respect to and without the prior consent of a Covered Employee:

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(1)within two (2) years after a Change of Control occurs, a material diminution in (i) the Covered Employee’s authority, duties or responsibilities, (ii) the authority, duties or responsibilities of the supervisor to whom the Covered Employee is required to report, including the requirement that the Covered Employee report to a corporate officer or employee instead of reporting directly to the Board, or (iii) the budget over which the Covered Employee retains authority;
(2)within two (2) years after a Change of Control occurs, a reduction in such Covered Employee’s total annual compensation (i.e., the sum of his or her annual salary, his or her target bonus opportunity under the Employer’s annual incentive bonus plan or similar plan in effect at the applicable time and the value of other employment benefits provided to such Covered Employee by the Employer) below the level in effect at the earlier of the occurrence of a Change of Control or the date on which a tentative agreement is reached by the Employer or a public announcement is made regarding a proposed Change of Control that ultimately occurs, if such reduction in total annual compensation is a material negative change to the Covered Employee in his or her employment relationship with the Employer;
(3)within two (2) years after a Change of Control occurs, a significant reduction in the level, or a significant increase in the cost to such Covered Employee, of the employee benefits (including but not limited to medical, dental vision, life insurance, accidental death and dismemberment, and long-term disability benefits) and perquisites being provided to or for the benefit of such Covered Employee from the level or cost applicable to him or her immediately prior to the Change of Control; or
(4)within two (2) years after a Change of Control occurs, a requirement that such Covered Employee relocate to a principal place of employment that is more than fifty (50) miles from the location where he or she was principally employed immediately prior to the Change of Control.
Notwithstanding the foregoing, “Good Reason” shall exist hereunder only if the Covered Employee provides written notice to the Employer of his or her belief that Good Reason exists within sixty (60) days of the initial existence of the Good Reason condition, and that notice must describe in reasonable detail the condition(s) believed to constitute Good Reason. The Employer then shall have thirty (30) days to remedy the Good Reason condition(s). If not remedied within that thirty (30)-day period, the Covered Employee may submit a notice of termination to the Employer; provided, however, that the notice of termination invoking the option to terminate employment for Good Reason must be given no later than one-hundred (100) days after the date the Good Reason condition first arose; otherwise, the Covered Employee shall be deemed to have accepted the condition(s), or the correction of such condition(s) that may have given rise to the existence of Good Reason.
(p)“Key Executive” shall mean a Covered Employee who is employed by the Employer in a job category or position specified as a Key Executive job category or position on the attached Schedule A.

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(q)“Payment Date” shall mean the date chosen by the Employer that is no later than seventy (70) days after the date of such Covered Employee’s Qualifying Termination.
(r)“Plan” shall mean the Noble Energy, Inc. Amended and Restated 2020 Change of Control Severance Plan for Executives. The Plan as set forth herein shall supersede and replace in its entirety the Prior Plan.
(s)“Qualifying Termination” shall mean a termination of a Covered Employee’s employment with, or service to, the Employer that occurs within two (2) years after a Change of Control occurs and which is either: (1) by the Employer for any reason other than Cause (and not due to the Covered Employee’s Retirement, death or Disability) or (2) by a Covered Employee for Good Reason.
(t)“Retirement” shall mean a Covered Employee’s termination of employment with the Employer for reasons other than for Cause or Good Reason that occurs on or after the date such Covered Employee (1) attains at least fifty-five (55) years of age and has completed at least five (5) years of credited service with the Employer or (2) attains age sixty-five (65) years of age (regardless of the length of his or her credited service with the Employer or in such other circumstances as the Company may determine in its sole discretion.
(u)“Senior Executive” shall mean a Covered Employee who is employed by the Employer in a job category or position specified as a Senior Executive job category or position on the attached Schedule A.
(v)“Separation from Service” shall mean, with respect to a Covered Employee, such Covered Employee’s separation from service (within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each Affiliated Company. With respect to services as an employee, an employee’s Separation from Service shall be deemed to occur on the date as of which the employee and his or her employer reasonably anticipate that no further services will be performed after such date or that the level of bona fide services the employee will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period (or the full period of services to the employer if the employee has been providing services to the employer less than thirty-six (36) months).
(w)“Welfare Benefit Coverages” shall mean the medical, dental, vision and life insurance coverages provided by the Employer to its active employees.
1.2    Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

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1.3    Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.
ARTICLE II .
SEVERANCE BENEFITS
2.1    Severance Benefits. Subject to the further provisions of this Article II, if a Covered Employee’s Separation from Service occurs by reason of a Qualifying Termination, the Employer shall:
(a)pay to such Covered Employee (or such Covered Employee’s estate, as applicable) when due under the Employer’s normal payroll procedures all unpaid salary due to such Covered Employee in the performance of his or her duties for the Employer through the date of such Qualifying Termination;
(b)subject to Section 2.2 hereof, pay to such Covered Employee (or such Covered Employee’s estate, as applicable) on his or her Payment Date an amount in cash equal to such Covered Employee’s Annual Cash Compensation multiplied by the Applicable Factor that applies to such Covered Employee;
(c)subject to Section 2.2 hereof, pay to such Covered Employee (or such Covered Employee’s estate, as applicable) on his or her Payment Date an amount in cash equal to such Covered Employee’s prorata (measured as the number of days expired, as of the date of such Qualifying Termination, in the then-current annual bonus period, divided by 365) target bonus for the then-current annual bonus period;
(d)subject to Section 2.2 hereof, within thirty (30) days of receiving a detailed invoice for same, reimburse such Covered Employee, up to a maximum cumulative amount of $15,000, for the reasonable fees of no more than one (1) out-placement or similar service provider engaged by such Covered Employee to assist in finding employment opportunities for such Covered Employee during the one (1)-year period following the date of such Qualifying Termination, provided that all reimbursements to be made pursuant to this Section 2.1(d) shall be made to such Covered Employee no later than the end of the second calendar year following the calendar year in which such Covered Employee’s Separation from Service occurs;
(e)subject to Section 2.2 hereof, pay to such Covered Employee (or such Covered Employee’s estate, as applicable) on his or her Payment Date an amount in cash equal to (i) the period of months specified for Welfare Benefit Coverages for the Covered Employee set forth on Schedule A hereto multiplied by (ii) the difference between (x) the monthly cost of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), paid or payable by the Covered Employee (or such Covered Employee’s estate, as applicable) for the Welfare Benefit Coverages elected by the Covered Employee (or such Covered Employee’s estate, as applicable) under the applicable plans providing medical, dental, vision and life insurance coverages that are maintained by the Employer for the Covered Employee and the Covered

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Employee’s dependents as of immediately prior to the Qualifying Termination and (y) the monthly premium amount paid by similarly situated active employees under the applicable benefit package and coverage tier elected by the Covered Employee (or such Covered Employee’s estate, as applicable), without regard to any rate reductions that active Covered Employees may be entitled to receive for wellness program participation and whether or not the Covered Employee (or such Covered Employee’s estate, as applicable) elects continuation coverage pursuant to COBRA; and
(f)subject to Section 2.2 hereof, each equity or equity-based award (an “Equity Award”) outstanding and held by the Covered Employee (or such Covered Employee’s estate, as applicable) as of the Qualifying Termination shall immediately become vested and fully exercisable upon such Qualifying Termination, and any restrictions applicable to the Equity Award shall lapse as of such date with (1) any outstanding performance conditions associated with an Equity Award deemed achieved as of the date of such Qualifying Termination assuming all performance criteria and other conditions to payment of such Equity Awards are achieved at target performance and (2) the exercise period of any vested Equity Awards that are options to purchase stock or units (each, an “Option”) extended to the fifth (5th) anniversary of the Qualifying Termination, or, if sooner, the original expiration date of the Option.
The severance benefits payable under this Section 2.1 shall be deemed to be severance pay subject to any required tax withholding, and shall not constitute compensation that is taken into account for the purposes of determining benefits or allocating contributions under any employee benefit plan maintained by the Employer. For the avoidance of doubt, to the extent that a Covered Employee dies after his or her Separation from Service that occurs by reason of a Qualifying Termination but prior to his or her Payment Date, the Covered Employee’s estate shall receive the severance benefits payable under this Section 2.1.
2.2    Release and Full Settlement. Any provision of the Plan to the contrary notwithstanding, as a condition to the receipt of any severance benefit set forth in Sections 2.1(b), (c), (d), (e), and (f) hereunder, a Covered Employee whose Separation from Service occurs by reason of a Qualifying Termination shall, or such Covered Employee’s estate (as applicable) shall, execute a release of claims in substantially the form attached hereto as Schedule B (the “Release”). The receipt by such Covered Employee (or such Covered Employee’s estate, as applicable) of any benefit provided hereunder shall constitute full settlement of all such claims and causes of action of such Covered Employee (or such Covered Employee’s estate, as applicable).
2.3    Mitigation. A Covered Employee shall not be required to mitigate the amount of any payment provided for in this Article II by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Article II be reduced by any compensation or benefit earned by the Covered Employee as the result of employment by another employer or by retirement benefits. The benefits under the Plan are in addition to any other benefits to which a Covered Employee is otherwise entitled.
2.4    Parachute Payment Limitation. Any provision of the Plan to the contrary notwithstanding, if a Covered Employee is a “disqualified individual” (as defined in Section 280G of the Code), and the severance benefits provided in Section 2.1, together with any other payments

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which the Covered Employee has the right to receive, would constitute a “parachute payment” (as defined in Section 280G of the Code), the severance benefits provided hereunder that constitute a parachute payment and are exempt from the requirements of Section 409A of the Code shall be either (a) reduced (but not below zero) so that the aggregate present value of such payments received by the Covered Employee from the Employer will be one dollar ($1.00) less than three times the Covered Employee’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by the Covered Employee shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for the Covered Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determinations as to the benefit to be reduced and the amount of reduction shall be made by the Employer in good faith, and such determinations shall be conclusive and binding on the Covered Employee. If a reduced payment is made and through error or otherwise that payment, when aggregated with other payments from the Employer (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three (3) times the Covered Employee’s base amount, the Covered Employee shall immediately repay such excess to the Employer upon notification that an overpayment has been made.
2.5    Six-Month Lookback Alternate Benefits. Any provision of the Plan to the contrary notwithstanding, if during the six-month period immediately prior to a Change of Control a Covered Employee was employed by the Employer in a job category or position that would provide greater benefits under the Plan than would be provided under the Plan for such Covered Employee with respect to his or her job category or position with the Employer immediately prior to such Change of Control, then in lieu of the benefits applicable under the Plan to such Covered Employee’s job category or position with the Employer immediately prior to such Change of Control, such Covered Employee shall be entitled to receive under the Plan the benefits under the Plan that apply to such Covered Employee’s job category or position with the Employer during the six-month period immediately prior to such Change of Control that provides the greatest benefits to such Covered Employee.
ARTICLE III .
ADMINISTRATION OF PLAN
3.1    Plan Administration. This Plan shall be administered by the Administrator. The Administrator shall have discretionary and final authority to interpret and implement the provisions of this Plan and to determine eligibility for benefits under the Plan. The Administrator shall perform all of the duties and exercise all of the powers and discretion that he or she deems necessary or appropriate for the proper administration of this Plan. Every interpretation, choice, determination or other exercise by the Administrator of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan or otherwise directly or indirectly affected by such action, without restriction, however, upon the right of the Administrator to reconsider or redetermine such action. The Administrator may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof, and shall keep adequate records of its proceedings and acts. The Administrator may employ such agents, accountants and legal counsel (who may be agents, accountants and legal counsel for an Employer) as may be appropriate for the administration of

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the Plan. All reasonable administration expenses incurred by the Administrator in connection with the administration of the Plan shall be paid by the Employer.
3.2    Mandatory Arbitration. Any dispute arising in connection with this Plan shall be finally resolved by arbitration in Houston, Texas pursuant to and in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Such arbitration shall be the sole and exclusive procedure available to a Covered Employee for resolving a dispute regarding a denied claim by the Administrator. The Covered Employee and the Employer shall share equally the cost of such arbitration, including but not limited to the fees of the arbitrator and reasonable attorneys’ fees, unless the arbitrator determines otherwise. The arbitrator’s decision shall be final and legally binding on both parties. Judgment upon the arbitrator’s decision may be entered in any court of appropriate jurisdiction, and may not be challenged in any court, either at the place of arbitration or elsewhere. This Section shall be governed by the provisions of the Federal Arbitration Act.
ARTICLE IV .
GENERAL PROVISIONS
4.1    Funding. The benefits provided under the Plan shall be unfunded and shall be provided from the Employer’s general assets.
4.2    Cost of Plan. The entire cost of the Plan shall be borne by the Employer and no contributions shall be required of the Covered Employees.
4.3    Plan Year. The Plan shall operate on a plan year consisting of the twelve consecutive month period commencing on January 1 of each year.
4.4    Other Participating Employers. With the written consent of the Administrator, any entity or organization eligible by law to participate in the Plan may adopt the Plan and become a participating Employer hereunder by executing and delivering a written instrument evidencing such adoption to the Secretary of the Company. Such written instrument shall specify the effective date of the adoption of the Plan by such adopting Employer, may incorporate specific provisions relating to the operation of the Plan which apply to the adopting Employer only, and shall become, as to such adopting Employer and its employees, a part of the Plan. Each adopting Employer shall be conclusively presumed to have agreed to be bound by the terms of the Plan as amended from time to time. The provisions of the Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid by the Employer which employs the particular Covered Employee.
4.5    Amendment and Termination.
(a)Prior to a Change of Control, the Plan may be amended or modified in any respect and may be terminated, on behalf of all Employers, by resolution adopted by the Board; provided, however, that:
(1)no such amendment, modification or termination which would adversely affect the benefits or protections provided under the Plan to any

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individual who is a Covered Employee on the date such amendment, modification or termination is adopted shall be effective as it relates to such individual unless no Change of Control occurs within one year after such adoption, and any such attempted amendment, modification or termination adopted within one year prior to a Change of Control shall be null and void ab initio as it relates to such individual (it being understood that the removal of a Covered Employee from participation in the Plan shall, for the purposes of this Section 4.5, constitute an adverse effect to the benefits or protections provided under the Plan to any Covered Employee so removed); and
(2)the Plan may not be amended, modified or terminated (i) at the request of a third party who has indicated an intention or taken steps to effect a Change of Control, or who effectuates a Change of Control, or (ii) in connection with, or in anticipation of, a Change of Control which actually occurs, if such amendment, modification or termination would adversely affect the benefits or protections provided under the Plan to any individual who is a Covered Employee on the date such amendment, modification or termination is adopted, and in either case, any such attempted amendment, modification or termination shall be null and void ab initio as it relates to such individual. Any action taken to amend, modify or terminate the Plan that is taken after the execution of an agreement providing for a transaction or transactions that, if consummated, would constitute a Change of Control, shall conclusively be presumed to have been taken in connection with a Change of Control.
(b)Upon and after the occurrence of a Change in Control, the Plan may not be amended or modified in any manner which would adversely affect the benefits or protections provided under the Plan to any individual who is a Covered Employee on the date the Change of Control occurred, and any such attempted amendment, modification or termination shall be null and void ab initio as it relates to such individual.
(c)Notwithstanding the foregoing provisions of this Section 4.5, if any compensation or benefit provided by the Plan may result in being subject to the tax imposed by Section 409A of the Code, the Board may modify the Plan as necessary or appropriate in the best interests of the Covered Employees (1) to exclude such compensation or benefit from being deferred compensation within the meaning of Section 409A of the Code, or (2) to comply with the provisions of Section 409A of the Code and its related Code provisions (and the rules, regulations and other regulatory guidance relating thereto); provided, however, that no amendment made pursuant to the provisions of this Section 4.5(c) shall reduce the value of the compensation or benefits that would be payable to a Covered Employee in connection with his or her Qualifying Termination following a Change of Control without the written consent of such Covered Employee.
4.6    No Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer

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the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his or her employment at any time.
4.7    Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
4.8    Nonalienation. A Covered Employee shall have no right or ability to pledge, hypothecate, anticipate, assign or otherwise transfer any benefit, interest or right under the Plan, except by will or the laws of descent and distribution, and no benefit, interest or right of a Covered Employee under the Plan shall be liable for or subject to any debt, obligation or liability of such Covered Employee.
4.9    Effect of Plan. This Plan shall take effect on the Effective Date and, effective as of such date, this Plan, the Noble Energy, Inc. Amended and Restated 2020 Change of Control Severance Plan, the Noble Energy, Inc. 2016 Severance Benefit Plan, and the Noble Energy, Inc. 2020 Executive Severance Plan, in each case, as such may be amended and restated from time to time, shall be the sole and exclusive plans, programs and agreements providing severance benefits to Covered Employees of the Employers. All oral or written policies of the Employer and all oral or written communications to Covered Employees with respect to the subject matter of the Plan that were written or communicated prior to the Effective Date are hereby null and void and of no further force and effect. The Plan shall be binding upon the Employer and any successor of the Employer, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Covered Employees. In addition, upon the occurrence of a Change of Control, all rights of a Covered Employee to eligibility and participation under the Plan shall vest and shall be considered a contract right enforceable against the Employer and any successors thereto, subject to the terms and conditions of the Plan.
4.10    Code Section 409A. The Plan is intended to provide compensation and benefits that are not subject to the tax imposed under Section 409A of the Code, and shall be interpreted and administered to the extent possible in accordance with such intent, and any reimbursements or in-kind benefits provided under this Plan that are not exempt from the application of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the preceding, no persons connected with this Plan in any capacity, including but not limited to the Company, the Employers, and any Affiliated Company, and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including but not limited to, federal, state and local income, estate and gift tax treatment, will be

Noble Energy, Inc. - Amended and Restated 2020 Change of Control Severance Plan for Executives	Page 12 of 13

applicable with respect to any amounts payable under the Plan or that such tax treatment will apply to a Covered Employee.
4.11    Governing Law. The Plan shall be governed and construed in accordance with the laws of the State of Texas (without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction).

[Signature Page Follows]

Noble Energy, Inc. - Amended and Restated 2020 Change of Control Severance Plan for Executives	Page 13 of 13

IN WITNESS WHEREOF, this restated Plan has been executed by the Company on this 19th day of July, 2020.

NOBLE ENERGY, INC.

By:	/s/ David L. Stover
Name:	David L. Stover
Title:	Chairman and Chief Executive Officer

Signature Page to Amended and Restated 2020 Change of Control Severance Plan
for Executives

SCHEDULE A FOR THE
NOBLE ENERGY, INC.
AMENDED AND RESTATED
2020 CHANGE OF CONTROL SEVERANCE PLAN
FOR EXECUTIVES
The Applicable Factor for the Chief Executive Officer is 2.99, the Applicable Factor for a Senior Executive is 2.5, and the Applicable Factor for a Key Executive is 2.0.
The period of months specified for Welfare Benefit Coverages for the purposes of Section 2.1(e) are: twenty-four (24) months for a Key Executive; thirty (30) months for a Senior Executive; and thirty-six (36) months for the Chief Executive Officer.
A Covered Employee employed by the Employer in one of the following positions is a Senior Executive:
President and Chief Operating Officer
Executive Vice President, Chief Financial Officer
Sr. Vice President, General Counsel and Secretary
Sr. Vice President, US Onshore
Sr. Vice President, Corporate Development
Sr. Vice President, Human Resources and Administration
Sr. Vice President, Offshore
Sr. Vice President, Midstream
A Covered Employee employed by the Employer in one of the following positions is a Key Executive:
None

Schedule A